Exhibit 10.1

MEMORANDUM OF AGREEMENT

Between John L. Cutter and Friendly Ice Cream Corporation

This acknowledges and documents our mutual agreement concerning your separation from Friendly Ice Cream Corporation (“Friendly’s”) effective September 28, 2006 (“Separation Date”).  This Agreement will confirm various matters concerning your separation from employment so that no misunderstanding exists between you and Friendly’s.

I.              SALARY CONTINUATION

Friendly’s will continue to pay you semi-monthly from the Separation Date until March 14, 2007 at your current base rate of pay (plus executive match and automobile allowance) (“Semi-Monthly Payments”).  On or before March 15, 2007, Friendly’s will pay you a lump sum payment equal to the semi-monthly pay you would have received between March 15, 2007 and September 27, 2007, at your current base rate of pay (plus executive match and automobile allowance) (“Lump Sum Payment”).  Both the Semi-Monthly Payments and the Lump Sum Payment you receive will be subject to appropriate statutory deductions and such other deductions normally made for employees of Friendly’s.

From time to time after your separation, you may be contacted with questions relating to matters you have been involved with while employed by Friendly’s.  You agree to provide your complete cooperation and make all pertinent information regarding these matters available upon request, as well as be personally available upon reasonable advance notice, at mutually convenient times, on an as-needed basis.

You will be eligible, regardless of the dates of your employment or termination, to receive a bonus for 2006.  A bonus, if any is paid to you, 1) will be paid at the time that a bonus for 2006 is paid to officers of Friendly’s (Friendly’s will use its best efforts to pay any bonus to you on or before March 15, 2007), and 2) will be determined by the provisions of, and in a manner consistent with, the current bonus plan approved by the Board of Directors.  Attached hereto as Exhibit A is the outline of your potential 2006 AIP bonus award, a copy of which has already been provided to you.

II.            BENEFIT/RETIREMENT PLANS

Your group medical/dental insurance and other such benefits, if enrolled, end on your last day of active work.  To continue medical/dental coverage beyond your Separation Date, you must complete a continuation of coverage (COBRA) application, which will be provided to you.  It is your responsibility to make all payments to the COBRA carrier.  Friendly’s will reimburse you for COBRA payments made by you for periods through December 31, 2007.

Your group life insurance ends on your Separation Date, but if your life insurance is provided through Pacific Mutual Life Insurance Company, it is unaffected by your leaving employment because it is your own personal policy.  Payments by Friendly’s on your behalf will cease as of your Separation Date.  Questions about coverage thereafter or about other matters related to this policy should be referred to Ms. Karen Socola of the AYCO Corporation at (518) 373-7725.

Reimbursement by Friendly’s of costs related to all club memberships, including membership in the Wilbraham Country Club, shall cease as of December 31, 2006.  The benefit of financial services and planning provided by AYCO Corporation, and paid for by Friendly’s, will cease as of June 1, 2007.

To assist you in securing a new position, Friendly’s will pay to you $10,000, less applicable deductions, which sum may be used by you to engage the services of an outplacement firm.

Friendly’s will reimburse you for reasonable costs and fees associated with your participation, if called as a witness by or on the behalf of Friendly’s, in any litigation matter existing as of the date hereof.  Reasonable costs and fees for legal representation will be reimbursed; costs and fees relating to your time will not be reimbursed.

IIII.          COVENANTS

In consideration of the terms set forth in this letter, you agree to the following:

1.         You will turn over to Friendly’s Vice President, Human Resources all confidential information and, whether or not confidential, all originals and copies of any documents, manuals, plans, equipment, business papers, computer diskettes or other materials relating to Friendly’s and its subsidiaries, divisions, parents and affiliates, their agents, employees, directors and officers which are in your control or possession within two days of the Separation Date.

2.         You, on behalf of yourself, your spouse, heirs, agents, attorneys, representatives and assigns, hereby release and discharge forever all claims and causes of action of every name and nature that have arisen or might have arisen at any time up to and including the date on which you sign this Agreement (whether known or unknown, accrued, contingent, or liquidated) that you now have or may have against Friendly’s, any of its subsidiaries, divisions, parents and affiliates, or any of the aforementioned entities’ agents, employees, directors, and officers, including but not limited to, any claims relating to your employment with Friendly’s and the termination thereof; any claims based on statute, regulation, ordinance, contract or tort; any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), or any other federal, state, or local law relating to employment discrimination, harassment, or retaliation; any claims relating to wages, compensation, or benefits; and any related claims for attorney’s fees, except that you do not release Friendly’s from claims for payments and other benefits related to this Agreement.

3.         You agree not to file a lawsuit in any court of the United States or any State thereof concerning any matter released in this Agreement or from participating in any investigation or proceeding conducted by any state or federal agency regarding any released claim.  By signing this Agreement, you acknowledge that you are waiving your right to money damages and any other relief should any agency pursue claims on your behalf arising out of or relating to your employment with and/or separation from Friendly’s.

4.         The parties agree to forever refrain from taking any action or making any statement which brings discredit upon or disparages the other party (including, with respect to Friendly’s, its services or products, or any of its directors, officers, employees, or agents).

5.         If either party breaches any of the terms of this Agreement, the non-breaching party may be entitled to recover from the breaching party all costs, fees, and expenses (including attorney’s fees) as may be awarded by a court of competent jurisdiction under applicable law and if Friendly’s prevails as a non-breaching party, it will be entitled to recover what it has paid you under this Agreement.

6.         You acknowledge that in the course of your employment by and service to Friendly’s, you have had, and may continue to have, access to confidential information of Friendly’s and related or affiliated entities (collectively referred to herein as “the Companies”), including without limitation to, financial statements; sales figures; projections; estimates; promotions; contracts; pricing; purchasing methods and sources; marketing methods; sales sheets; customer lists; employee lists; literature; catalogues; designs; specifications; bills of material; processes; software; the Companies’ operational policies, procedures, or practices; any documents utilized in the administration or operation of the Companies including contracts, agreements, memorandums of understanding or policies; any conversations within or among the Companies or between employees not explicitly intended for public knowledge, and all other information furnished by the Companies or acquired by you during the term of your employment with Friendly’s (hereinafter “Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset of the Companies and agree that you will not disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of any of the Companies unless such information is in the public domain through no fault of yours, or except as may be required by law or in the event that you are compelled to testify under oath.  You also acknowledge that the Companies may have received, and may receive in the future, proprietary information from third parties (“Third-Party Confidential Information”) subject to the provisions of various confidentiality agreements, and you have had, and may continue to have, access to such Third-Party Confidential Information.  You agree that you will continue to be subject to the provisions of such confidentiality agreements.

7.           You agree that for a period of one (1) year following the Separation Date, you will not directly or indirectly, for your own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner or shareholder, or in any other capacity:

(i)                         hire or attempt to hire or assist any other person in hiring or attempting to hire any employee of Friendly’s; or

(ii)                      encourage or assist any other person in encouraging any director, officer, employee, agent, consultant or any other person affiliated with Friendly’s to terminate or alter his or her or its relationship with Friendly’s; or

(iii)                   encourage or assist any other person in encouraging any customer or supplier of Friendly’s to terminate or alter its relationship with Friendly’s; or

(iv)                  sell or market or assist any other person in selling or marketing any product or service that competes, directly or indirectly with any product or service manufactured, sold or under development by Friendly’s at the time your employment with Friendly’s is terminated; or

(v)                     research, develop or manufacture or assist any other person in researching, developing or manufacturing any product or service that competes with any product or service conceived, manufactured, sold or under development by Friendly’s at the time your employment with Friendly’s is terminated.

V.            OTHER

This is the entire agreement between us and any prior agreements or understandings, whether oral or written, are entirely superseded by this Agreement and you have not relied upon any other agreement or representation not found in this Agreement.  We each have voluntarily accepted the terms as sufficient without reservation.  This Agreement may only be modified by a written agreement signed by you and an officer of Friendly’s.

Pursuant to its obligations under the ADEA, Friendly’s advises you to consult with an attorney prior to executing this Agreement.  You have 21 days from the date of receipt of this document in which to consider this Agreement.  In addition, you may revoke this Agreement within seven days following its execution, but only by delivering a written revocation notice to Friendly’s Vice President of Human Resources within such timeframe.  This Agreement shall not become effective or enforceable until the seven-day revocation period has expired.

By signing this Agreement, you acknowledge that you have read and fully understand all of its provisions and that you are signing it voluntarily.  You also acknowledge that you are not relying on any representations by any representative of Friendly’s concerning the meaning of any aspect of this Agreement.

In the event, after the execution of this Agreement but before all payments to you have been made, Friendly’s determines that you have engaged in any fraudulent or illegal activity related to Friendly’s not actually known to Friendly’s prior to the execution of this Agreement, Friendly’s shall have the right to terminate its remaining obligations under this Agreement, declaring it null and void.

Each party hereto agrees that they are fully authorized and have all of the requisite right, power, and authority to enter into this Agreement, which is fully binding upon and enforceable against the respective parties hereto in accordance with its terms.

This Agreement is made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced, and governed by the laws of the Commonwealth of Massachusetts.  You consent to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for any litigation concerning the terms of this Agreement.

If the above is in agreement with your understanding, please sign and keep one copy of this document for your records and return one copy to me.

ACCEPTED AND AGREED TO AS OF THIS 6th DAY OF  NOVEMBER, 2006.

FRIENDLY ICE CREAM CORPORATION

By:	/s/ Garrett J. Ulrich
Garrett J. Ulrich
Vice President, Human Resources

By:	/s/ John L. Cutter
John L. Cutter